Southwest Iowa Renewable Energy, LLC Announces Results for Fiscal 2014

Council Bluffs, Iowa ----- December 4, 2014. Southwest Iowa Renewable Energy, LLC (“ SIRE ”) announced its financial results for the twelve months ended September 30, 2014.

Results for Fiscal 2014

	As of And For the Twelve Months Ended (000's)
	September 30, 2014	September 30, 2013

Net Income (Loss)	$48,608	$(5,479)
Operating Income	65,229	3,165
Modified EBITDA	78,129	19,010
Debt Payments, net	$69,112	$14,804

Total Debt	$56,924	$124,099
Book Value (Members' Equity)	100,882	41,597
Book Value per basic unit	$7,570	$3,165

SIRE reported net income of $48.6 million or $3,681 per basic unit for the twelve months ended September 30, 2014, compared to a net loss of $(5.5) million or $(417) per basic unit for the twelve months ended September 30, 2013.

Modified EBITDA was $78.1 million for the twelve months ended September 30, 2014, compared to $19.0 million for the twelve months ended September 30, 2013. This is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses and loss from debt extinguishment.

SIRE had $9.3 million in cash and cash equivalents and $36.0 million available under revolving loan agreements, for total cash and available borrowings of $45.3 million at September 30, 2014.

Brian Cahill, SIRE's President and CEO stated, "Fiscal 2014 was monumental for SIRE! Our profit was excellent, and as we reported earlier, we completed our bank debt refinancing, paid down over half of our subdebt, and renewed the remainder, all at improved terms."
"During this fiscal year, we continued to see some of the best margins in the history of the company, continuing the trend of the past few quarters. We were able to continue operating at full capacity nearly every day; capitalizing not only on our ability to manage our railcar fleet during the winter storms that caused many delays and slowdowns, but also on our dual-powering, as we utilized our steam line the majority of the second and third quarters, avoiding the higher prices and curtailments for natural gas that others in the industry experienced. We did have a weather problem in June, when heavy rain caused damage to our steam line, taking it out of service through the summer. Fortunately, natural gas prices have returned to a reasonable level and have not affected our profitability."

"Our book value per share is now $7,570 per unit," continued Cahill, "with $3,681 profit per basic unit for Fiscal 2014."

During Fiscal 2014, SIRE sold 115.9 million gallons of ethanol. Cahill commented, "Transportation and the rail situation continue to be a challenge, for us as well as the ethanol industry. We continue to focus on running the plant at full capacity when possible, with a balance of optimizing the yield and profit."

In July, SIRE announced the completion of a $66.0 million Senior Credit Agreement with Farm Credit Services of America and CoBank, with the proceeds used to refinance senior bank debt.  The Credit Agreement provides SIRE with a term loan of $30 million and a revolving term loan of $36 million.  Interest rate on the Credit Agreement was reduced from 6.0% to LIBOR plus 3.25%.

SIRE also completed a $26.2 million Subordinated Debt refinancing, with the interest rate reduced from LIBOR plus 7.5% to LIBOR plus 6.25%.  Prior to completing this offering, SIRE also paid a total of $26.8 million to its subordinated lenders. The Company has given written notice to its subordinated lenders that it would make payment in full on the remaining subordinated debt in December, 2014.

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon-per-year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “ 1995 Act ” ).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Statements of Operations (Dollars in thousands except for per unit amounts)
	September 30, 2014	September 30, 2013
Revenues	$319,548	$350,194
Cost of Goods Sold
Cost of goods sold-non hedging	240,968	341,860
Realized & unrealized hedging losses	8,891	1,203
	249,859	343,063
Gross Margin	69,689	7,131
General and administrative expenses	4,460	3,966
Operating Income	65,229	3,165
Other Expense
	16,621	8,644
Net Income (Loss)	$48,608	$(5,479)
Weighted Average Units Outstanding -basic	13,205	13,140
Weighted Average Units Outstanding -diluted	24,625	13,140
Income (loss) per unit -basic	$3,681.03	$(416.97)
Income (loss) per unit -diluted	$2,080.08	$(416.97)

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	Fiscal 2014	Fiscal 2013
	in 000's (except per unit)	in 000's (except per unit)
EBITDA
Net Income (Loss)	$48,608	$(5,479)
Interest Expense, Net	6,697	9,356
Depreciation	11,488	11,387
EBITDA	66,793	15,264

Unrealized Hedging loss	1,208	3,746
Loss from Debt Extinguishment	10,128	—

Modified EBITDA	$78,129	$19,010

Modified EBITDA per unit - basic	$5,862.46	$1,446.73

Statistical Information

	Fiscal 2014		Fiscal 2013
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and undenatured Ethanol	$245,358	76.8%	$262,950	75.1%
Distiller's Grains	$62,611	19.6%	$76,109	21.7%
Corn Oil	$10,294	3.2%	$8,853	2.5%
Other	$1,285	0.4%	$2,282	0.7%

Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2014	September 30, 2013
Assets
Current Assets
Cash and restricted cash	$9,571	$12,740
Accounts receivable	5,993	11,163
Inventory	12,161	8,445
Other current assets	2,234	1,205
Total Current Assets	29,959	33,553
Net property and equipment	134,821	143,184
Other assets	2,006	1,689
Total Assets	$166,786	$178,426

Liabilities and Members' Equity
Current Liabilities
Accounts payable, accrued expenses and derivatives	8,680	12,330
Current maturities of notes payable	6,052	123,887
Total Current Liabilities	14,732	136,217
Total Long Term Liabilities	51,172	612
Total Members' Equity	100,882	41,597
Total Liabilities and Members' Equity	$166,786	$178,426

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392